EXHIBIT 99.1

Smith-Midland Board of Directors Appoints Ashley B. Smith to Serve as Chairman

Rodney I. Smith to Retire from Board of Directors

MIDLAND, Virginia/ACCESSWIRE/January 20, 2022 / Smith-Midland Corporation (NASDAQ: SMID) provider of innovative, high-quality proprietary and patented precast concrete products and systems announces the retirement of Rodney I. Smith and the appointment of Ashley B. Smith to Chairman of the Board of Directors. Ashley will remain in his current role as president and chief executive officer of Smith-Midland.

Rodney I. Smith, the trailblazing, second-generation head of Smith-Midland Corporation stepped down this week after 62 years of innovative leadership that was instrumental in shaping what Smith-Midland is today. Mr. Smith was at the forefront of the precast concrete industry creating new products and services, including Concrete Safety Systems, a barrier rental business and Easi-Set Worldwide, a precast licensing subsidiary. Barrier rentals saw nearly $7 million in revenue in 2020, and today, with multiple precast products and services, Smith-Midland Corporation is a leader in the precast concrete industry.

“I am confident in the exceptional leadership of Ashley,” said Rodney I. Smith. “In his 37 years with Smith-Midland, he has created an impressive culture of safety, continuous profitable improvement, and historic growth.

Ashley has continued the family legacy of innovation and I have no doubt he is well prepared for the Chairman of the Board of Directors position and will continue to work hard to drive long-term shareholder return for Smith-Midland,” Rodney continued.

“Smith-Midland is where we are today because of the hard work of my father and grandfather. We are proud of our legacy and are focused on our future,” said Ashley B. Smith, chairman of the board of directors, president, and chief executive officer of Smith-Midland Corporation. “I believe that the company’s best days are ahead as we continue to gain scale and take share in our end markets. We will carry on the legacy of hard work and dedication to develop differentiated, patented, and proprietary products. I am proud to work with the amazing team we have here and continue advancing the business in a way that creates value for all Smith-Midland stakeholders.”

Smith-Midland is well-positioned to take advantage of industry tailwinds with a strong portfolio of differentiated, patented, and proprietary products including SlenderWall, Easi-Set Buildings, SoftSound, and JJ-Hooks interlocking highway barrier systems. Through traditional sales and a network of over 75 licensees, the company serves markets across North America as well as internationally.

About Smith-Midland Corporation

Smith-Midland develops, manufactures, licenses, rents, and sells a broad array of precast concrete products and systems for use primarily in the construction, transportation, and utility industries. Management and the Board own approximately 17.5 percent of SMID stock, aligning with shareholder values.

Smith-Midland Corporation has three manufacturing facilities located in Midland, VA, Reidsville, NC, and Columbia, SC, and a J-J Hooks Safety Barrier rental firm, Concrete Safety Systems. Easi-Set Worldwide, a wholly-owned subsidiary of Smith-Midland Corporation, licenses the production and sale of Easi-Set products, including J-J Hooks and SlenderWall, and provides diversification opportunities to the precast industry worldwide. For more information, please call (540) 439-3266 or visit www.smithmidland.com.

Media, Licensing, and Sales Inquiries:
info@easiset.com
(540) 439-8911

Investor Relations:
Steven Hooser or Deidra Roy
Three Part Advisors, LLC
(214) 872-2710

SOURCE: Smith-Midland Corporation